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                                 ALLERGAN, INC.

                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE


Earnings per share of common stock, including common stock equivalents, have been computed based on the following weighted average number of shares and net earnings:

                                                                  For the year ended December 31,
                                                                  -------------------------------
     (000's, except per share amounts)                         1993             1992             1991
                                                               ----             ----             ----
     Weighted average number of common shares
     outstanding during the period                            65,953           67,310           67,191

     Weighted average number of additional shares
     issuable in connection with dilutive stock options
     based upon use of the treasury stock method
     and average market prices (A)                               204              365               --
                                                         -----------       ----------     ------------

     Weighted average number of common shares
     including common stock equivalents                       66,157           67,675           67,191
                                                           =========        =========        =========

     Net earnings (loss) for the year                       $108,877         $103,583        $(59,479)
                                                            ========         ========        ========

     Primary earnings (loss) per common share                  $1.65            $1.53          ($0.89)
                                                               =====            =====          ======

(A) In 1991, such shares have been omitted as their effect would be anti-dilutive.


In 1993, 1992 and 1991, the difference between shares for primary and fully diluted earnings per share was not significant.